Exhibit 99.2

POWER OF ATTORNEY

We, the undersigned, under the authority granted to each of us to sign jointly on behalf of Novartis AG, hereby grant powers to Simon Zivi, Rebecca White, Michael Jones, David Middleton, Bart Dzikowski, Campbell Murray, Giovanni Ferrara, and Reinhard Ambros and constitute and appoint any two of them jointly as our true and lawful attorneys and representatives and to act on our behalf and to sign filings to be made with the U.S. Securities and Exchange Commission (the “SEC”) relating to the shares of Akebia Therapeutics, Inc. held by Novartis BioVentures, Ltd., an indirect subsidiary of Novartis AG, as required by the SEC (the “SEC Filings”), and to undertake and carry out all tasks and formalities on our behalf which may be required in connection with giving effect to the SEC Filings.

We, the undersigned, undertake to ratify and confirm whatever our true and lawful attorneys do or purport to do in good faith in the exercise of any power conferred by this Power of Attorney.

We, the undersigned, declare that a person who deals with our true and lawful attorneys in good faith may accept a written statement signed by such attorneys to the effect that this Power of Attorney has not been revoked as conclusive evidence of that fact.

The authority granted by this Power of Attorney shall expire immediately after the SEC Filings are no longer required.

IN WITNESS WHEREOF, this Power of Attorney is duly signed on this 13th day of March 2014.

NOVARTIS AG

By:	/s/ Alisa Harbin

Print Name:	Alisa Harbin

Title:	Authorized Signatory

By:	/s/ Bruno Heynen

Print Name:	Bruno Heynen

Title:	Authorized Signatory